NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 13, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 27, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Simplification of the Corporate Structure, Brookfield Business Partners L.P. ("BBU") and Brookfield Business Corporation ("Old BBUC") will be converted into a single publicly traded corporate entity, to be renamed Brookfield Business Corporation ("New BBUC"). Each BBU Limited Partnership Unit and each Old BBUC Class A Exchangeable Subordinate Voting Share will be entitled to receive one (1) share of New BBUC Class A Subordinate Voting Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on March 31, 2026.